As filed with the Securities and Exchange Commission on October 22, 2010.

Registration No. 333-65376-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 3

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Accenture plc

(Exact name of registrant as specified in its charter)

Ireland	98-0627530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Grand Canal Square,

Grand Canal Harbour,

Dublin 2, Ireland

(Address of principal executive offices) (Zip code)

Accenture Ltd 2001 Employee Share Purchase Plan

(Full Title of the Plan)

Julie Spellman Sweet, Esq.

Richard Buchband, Esq.

Accenture plc

161 N. Clark Street

Chicago, IL 60601

(312) 693-0161

(Name and address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Accenture plc, an Irish public limited company (the “Registrant”), is filing this Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Registration Statement on Form S-8 (Registration No. 333-65376) filed by its predecessor issuer, Accenture Ltd, with the Securities and Exchange Commission (the “SEC”) on July 18, 2001, as amended by the Post-Effective Amendment No. 1, filed with the SEC on October 17, 2001 and as further amended by the Post-Effective Amendment No. 2 (Registration No. 333-65376-99), filed with the SEC on September 1, 2009 (as so amended, the “Registration Statement”). The Registration Statement covered (1) the offer and sale of 375,000,000 Class A ordinary shares, par value US$0.0000225 per share (“Ordinary Shares”) of the Registrant pursuant to Accenture Ltd 2001 Share Incentive Plan (“2001 SIP”) and (2) the offer and sale of 75,000,000 Ordinary Shares and an indeterminate amount of related plan interests pursuant to Accenture Ltd 2001 Employee Share Purchase Plan (the “2001 ESPP”).

On February 4, 2010, at the Registrant’s 2010 annual general meeting of shareholders, the Registrant’s shareholders approved the Accenture plc 2010 Employee Share Purchase Plan (the “2010 ESPP”), which the Board of Directors of Accenture approved on December 10, 2009. Upon the effectiveness of the 2010 ESPP on February 4, 2010, the Registrant no longer made any new purchase offers, and no new shares will be issued under the 2001 ESPP following the issuance of Ordinary Shares under the 2001 ESPP in May 2010.

Therefore, in accordance with the Registrant’s undertaking in the Registration Statement to deregister unsold securities at the termination of the offering, the Registrant is filing this Post-Effective Amendment in order to remove from registration 10,677,494 unused Ordinary Shares and related plan interests under the 2001 ESPP. The Registration Statement will remain in effect, however, to cover the potential issuance of Ordinary Shares pursuant to outstanding awards granted under the 2001 SIP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on October 22, 2010.

ACCENTURE PLC

By:	/s/ Julie Spellman Sweet
	Name:	Julie Spellman Sweet
	Title:	General Counsel, Secretary & Chief Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Green, Pamela J. Craig and Julie Spellman Sweet and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with the Registration Statement amended by this Post-Effective Amendment, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Green	Chairman of the Board and Chief Executive Officer	October 22, 2010
William D. Green	(principal executive officer)

/s/ Dina Dublon	Director	October 22, 2010
Dina Dublon

/s/ Charles Giancarlo	Director	October 22, 2010
Charles Giancarlo

/s/ Dennis F. Hightower	Director	October 22, 2010
Dennis F. Hightower

/s/ Nobuyuki Idei	Director	October 22, 2010
Nobuyuki Idei

/s/ William L. Kimsey	Director	October 22, 2010
William L. Kimsey

/s/ Robert I. Lipp	Director	October 22, 2010
Robert I. Lipp

/s/ Marjorie Magner	Director	October 22, 2010
Marjorie Magner

/s/ Blythe J. McGarvie	Director	October 22, 2010
Blythe J. McGarvie

/s/ Sir Mark Moody-Stuart	Director	October 22, 2010
Sir Mark Moody-Stuart

/s/ Pierre Nanterme	Director	October 22, 2010
Pierre Nanterme

/s/ Wulf von Schimmelmann	Director	October 22, 2010
Wulf von Schimmelmann

/s/ Pamela J. Craig	Chief Financial Officer	October 22, 2010
Pamela J. Craig	(principal financial officer)

/s/ Anthony C. Coughlan	Principal Accounting Officer	October 22, 2010
Anthony C. Coughlan	(principal accounting officer)

/s/ Julie Spellman Sweet	Authorized U.S. Representative	October 22, 2010
Julie Spellman Sweet